UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 11, 2013

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Circle 75 Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770.953.1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2013 Genuine Parts Company (NYSE: GPC) announced that it has entered into a definitive agreement with AOF Beta B.V. and Exego Group Pty Ltd to acquire the remaining approximately 70% stake of Exego Group, headquartered in Melbourne, Australia, for a total purchase price of approximately $800 million (US$), including the assumption of certain debt.

The Company had previously purchased a 30% stake in the Exego Group on January 1, 2012, and held the option to acquire the remaining shares of the Exego Group at a later date, subject to Exego meeting certain earnings thresholds. The Company expects to finance the balance of the purchase using a combination of cash and borrowings. Subject to the satisfaction of customary closing conditions and applicable regulatory approvals, the acquisition is expected to close on April 1, 2013.

Exego Group, established in 1922, is a leading aftermarket distributor of automotive replacement parts and accessories in Australasia, with annual revenues of more than $1 billion (US$) and a company-owned store footprint of more than 430 locations across Australia and New Zealand.

Item 8.01 Other Events.

A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated March 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

March 11, 2013	By:	Carol B. Yancey

Name: Carol B. Yancey
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 11, 2013